CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of LoCorr Hedged Core Fund, a series of LoCorr Investment Trust, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
April 17, 2024